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                                                                    Exhibit 2.6

                     MASTER TRANSITIONAL SERVICES AGREEMENT

                                     between

                              SARA LEE CORPORATION

                                       and

                                   COACH, INC.



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                                TABLE OF CONTENTS

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ARTICLE I SERVICES PROVIDED......................................................1
               Section 1.1          Services Generally...........................1
               Section 1.2          Service Boundaries...........................2
               Section 1.3          Impracticability.............................2
               Section 1.4          Additional Resources.........................2
               Section 1.5          Additional Services..........................2

ARTICLE II TERM..................................................................2

ARTICLE III COMPENSATION.........................................................3
               Section 3.1          Charges for Services.........................3
               Section 3.2          Payment Terms................................4
               Section 3.3          Pricing Adjustments..........................4

ARTICLE IV STANDARD OF CARE; GENERAL OBLIGATIONS.................................4
               Section 4.1          Standard of Care:  Sara Lee..................4
               Section 4.2          Standard of Care:  Coach.....................4
               Section 4.3          Transitional Nature of Services; Changes.....5
               Section 4.4          Responsibility for Errors; Delays............5
               Section 4.5          Good Faith Cooperation; Consents.............5
               Section 4.6          Alternatives.................................5

ARTICLE V TERMINATION............................................................6
               Section 5.1          .............................................6
               Section 5.2          Survival.....................................7
               Section 5.3          User IDs; Passwords..........................7

ARTICLE VI RELATIONSHIP BETWEEN THE PARTIES......................................7

ARTICLE VII SUBCONTRACTORS.......................................................7

ARTICLE VIII CONFIDENTIALITY.....................................................8

ARTICLE IX LIMITATION OF LIABILITY AND WARRANTY..................................8
               Section 9.1          Sara Lee's Liability.........................8

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               Section 9.2          Limitation of Liability......................8
               Section 9.3          No Warranty..................................9

ARTICLE X FORCE MAJEURE..........................................................9

ARTICLE XI DISPUTE RESOLUTION....................................................9
               Section 11.1         Dispute Resolution. .........................9

ARTICLE XII INDEMNIFICATION.....................................................11
               Section 12.1         Indemnification of Sara Lee by Coach........11
               Section 12.2         Indemnification of Coach by Sara Lee........11
               Section 12.3         Term of Indemnity and Filing of Actions.....12

ARTICLE XIII MISCELLANEOUS......................................................12
               Section 13.1         Entire Agreement............................12
               Section 13.2         Governing Law and Jurisdiction..............12
               Section 13.3         Descriptive Headings........................12
               Section 13.4         Notices.....................................12
               Section 13.5         Nonassignability............................13
               Section 13.6         Severability................................13
               Section 13.7         Failure or Indulgence Not Waiver; Remedies
                                      Cumulative................................14
               Section 13.8         Amendment...................................14

ARTICLE XIV DEFINITIONS.........................................................14
               Section 14.1         Additional Services.........................14
               Section 14.2         Ancillary Agreements........................14
               Section 14.3         Audit.......................................14
               Section 14.4         Coach Business..............................15
               Section 14.5         Distribution Date...........................15
               Section 14.5A        Effective Date..............................
               Section 14.6         Expiration Date.............................15
               Section 14.7         Impracticable or Impracticability...........15
               Section 14.8         IPO Closing Date............................15
               Section 14.9         Master Separation Agreement.................15
               Section 14.10        Person......................................15
               Section 14.11        Service(s)..................................15
               Section 14.12        Subcontractor...............................15
               Section 14.13        Subsidiary..................................15
               Section 14.14        Tax and Taxes...............................16

                                     -ii-
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               Section 14.15        Tax Sharing Agreement.......................16
               Section 14.16        Taxing Authority............................16
























                                     -iii-
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SCHEDULES

Schedule 1            Transition Services Schedule...........................TSS-1
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                                      -iv-
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                     MASTER TRANSITIONAL SERVICES AGREEMENT

               This Master Transitional Services Agreement (the "Agreement") dated as of August 24, 2000, between Sara Lee Corporation, a Maryland corporation ("Sara Lee"), and Coach, Inc., a Maryland corporation ("Coach"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article XIV hereof.

               WHEREAS, the Board of Directors of Sara Lee and Coach have each determined that it would be appropriate and desirable for Sara Lee to contribute and transfer to Coach, and for Coach to receive and assume, directly or indirectly, assets and liabilities currently held by Sara Lee and associated with the Coach Business (the "Separation");

               WHEREAS, prior to the Separation, Sara Lee has provided certain Services to Sara Lee's Coach division;

               WHEREAS, Coach has requested from Sara Lee that the Services continue pursuant to this Agreement; and

               WHEREAS, Sara Lee agrees to provide and Coach agrees to be provided with the Services on the terms and conditions set forth in this Agreement.

               NOW, THEREFORE, in consideration of the foregoing and subject to the terms, conditions, covenants and provisions of this Agreement, Sara Lee and Coach mutually covenant and agree as follows:

                                    ARTICLE I

                                SERVICES PROVIDED

               Section 1.1 SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article II hereof, Sara Lee shall provide or cause to be provided to Coach the service(s) described in the Transition Services Schedule attached hereto, which schedule constitutes part of this Agreement. Each service described on the Transition Services Schedule shall be referred to herein as a "Service." Collectively, all the services described on the Transition Services Sched ule (including Additional Services) shall be referred to herein as "Services." Coach

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acknowledges that Sara Lee is providing the Services as an accommodation to
Coach to allow Coach a period of time to obtain its own Services for the Coach Business. During the term of this Agreement, Coach agrees that it shall take all steps necessary to obtain its own Services prior to the expiration of the term of this Agreement.

               Section 1.2 SERVICE BOUNDARIES. Except as provided in the Transition Services Schedule for a specific Service: (a) Sara Lee shall be required to provide the Services only to the extent and only at the locations such Services are being provided by Sara Lee for Coach immediately prior to the Effective Date; and (b) the Services will be available only for purposes of conducting the Coach Busi ness substantially in the manner it was conducted prior to the Effective Date.

               Section 1.3 IMPRACTICABILITY. Sara Lee shall not be required to provide any Service to the extent the performance of such Service becomes commer cially impracticable as a result of a cause or causes outside the reasonable control of Sara Lee ("Impracticable" or "Impracticability"), including, without limitation, to the extent the performance of such Services would require Sara Lee to violate any applicable laws, rules or regulations or would result in the breach of any applicable contract.

               Section 1.4 ADDITIONAL RESOURCES. Except as expressly provided in the Transition Services Schedule for a specific Service, if at all, in providing the Services, Sara Lee shall not be obligated to: (a) hire or train any additional employ ees; (b) maintain the employment of any specific employee; (c) purchase, lease or license any additional equipment; or (d) pay any costs related to the transfer or conversion of Coach's data to Coach or any alternate supplier of Services.

               Section 1.5 ADDITIONAL SERVICES. From time to time after the Effective Date, if Coach would like Sara Lee to provide any services in addition to the Services provided in the Transition Services Schedule ("Additional Services"), Coach shall so notify Sara Lee in writing. During the thirty (30) days following the receipt of such notice, Sara Lee and Coach will mutually discuss such matter, including any additional charge relating to the provision of Additional Services, and negotiate in good faith with a view towards the provision of such Additional Services; PROVIDED, HOWEVER, that nothing in this Section 1.5 shall create the obliga tion for Sara Lee to provide any such Additional Services.

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                                   ARTICLE II

                                      TERM

               The term of this Agreement shall commence on the Effective Date and shall remain in effect until two (2) years after the Effective Date (the "Expira tion Date"), unless earlier terminated under Article V or as otherwise provided in the Transition Services Schedule. This Agreement may be extended beyond the Expiration Date by the mutual agreement of the parties in writing for a specified period, either in whole or with respect to one or more of the Services; PROVIDED, HOWEVER, that such extension shall only apply to the Services for which the Agree ment was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Services Schedule specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date with respect to a specific Service by specifying such date on the Transition Services Schedule.

                                   ARTICLE III

                                  COMPENSATION

               Section 3.1 CHARGES FOR SERVICES. As consideration for the Services, Coach shall pay Sara Lee a fee of $2,000,000 (the "Fee") for the services identified on the Transition Services Schedule on the Effective Date for the period commencing on the Effective Date and ending on the Expiration Date, unless an additional charge is otherwise provided in the Transition Services Schedule. Any additional charge contained in the Transition Services Schedule shall be in addition to the Fee. In the event that this entire Agreement is terminated in accordance with Article V of this Agreement before the Expiration Date, Coach shall pay Sara Lee an amount equal the product of
(a) the Fee multiplied by (b) a fraction, the numerator of which is equal to the number of days that have elapsed from the Effective Date through the date of termination of this Agreement and the denominator of which is equal to 730, all in addition to any additional charges contained in the Transition Services Schedule incurred by Coach through the date of termination of this Agreement. If the term of this Agreement is extended beyond the Expiration Date as provided in Article II, Coach will pay Sara Lee a fee equal to the Fee pro rated according to the length of the additional term, plus ten percent (10%) of such Fee, in addition to any additional charges contained in the Transition Services Schedule for continued Services. If Additional Services are added as provided in Section 1.5, Coach shall pay Sara Lee any additional fee to be

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negotiated by the parties at the time of the addition and the Fee shall be adjusted accordingly. Coach and Sara Lee shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the provision of Services under this Agreement.

               Section 3.2 PAYMENT TERMS. Sara Lee shall bill Coach monthly for one-twenty-fourth (1/24) of the Fee and monthly for any additional charges contained in the Transition Services Schedule incurred during that month. Coach shall pay Sara Lee for all Services provided hereunder within forty-five (45) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% or the maximum rate allowed by law.

               Section 3.3 PRICING ADJUSTMENTS. In the event of a Tax Audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a Taxing Authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under generally accepted arm's-length standards, then the parties, including any Sara Lee subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 3.3 at any time during the term of this Agreement or after termination of this Agreement shall be reflected in the parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 3.2, or shall create a credit against amounts owed under this Agreement.

                                   ARTICLE IV

                      STANDARD OF CARE; GENERAL OBLIGATIONS

               Section 4.1 STANDARD OF CARE: SARA LEE. Subject to Section 1.4 and any other terms and conditions of this Agreement, Sara Lee shall maintain sufficient resources to perform its obligations hereunder. Sara Lee shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices of Sara Lee in effect before the Effective Date and shall exercise the same care and skill as it exercises in performing the same or similar services for itself, with priority equal to that provided to its own businesses or those of any of its affiliates, Subsidiaries or divisions. Nothing in this Agreement shall require Sara Lee to favor Coach over Sara Lee's businesses or those of any of its affiliates, Subsidiaries or divisions.

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               Section 4.2 STANDARD OF CARE: COACH. Coach shall use
reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices of Sara Lee in effect before the Effective Date, including (a) complying with Sara Lee's global business practice standards, (b) providing information and documenta tion sufficient for Sara Lee to perform the Services as they were performed before the Effective Date and (c) making available, as reasonably requested by Sara Lee, sufficient resources and timely decisions, approvals and acceptances so that Sara Lee may accomplish its obligations hereunder in a timely manner.

               Section 4.3 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that Sara Lee may make changes from time to time in the manner of performing the Services if Sara Lee is making similar changes in performing similar services for itself and if Sara Lee furnishes to Coach sixty (60) days prior written notice regarding such changes.

               Section 4.4 RESPONSIBILITY FOR ERRORS; DELAYS. Sara Lee's sole responsibility to Coach:

                      (a) for errors or omissions in Services, shall be to furnish correct information and/or adjust the Services, at no additional cost or expense to Coach; PROVIDED, Coach must promptly advise Sara Lee of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 4.2; and

                      (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 1.4, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

               Section 4.5 GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder. The costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by Coach. The parties will maintain, in accordance with each of their standard document retention procedures, documentation supporting the information relevant to cost calculations and cooperate with each other in making such information available as needed in the event of a Tax Audit, whether in the United States or any other country.

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               Section 4.6 ALTERNATIVES. If Sara Lee reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 4.5 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem is otherwise resolved to the satisfaction of the parties, Sara Lee shall use reasonable efforts, subject to Section 1.3 and Section 1.4, to continue providing the Service. To the extent an agreed upon alternative approach incurs additional expense beyond which was incurred by the underlying Service, Coach shall be responsible to make payment to Sara Lee in the amount of the additional expense unless the parties otherwise agree in writing.

                                    ARTICLE V

                                   TERMINATION

               Section 5.1 (a) Except as otherwise specifically provided in the Transitional Services Schedule, this Agreement will automatically terminate with respect to all Services on the date that Sara Lee is no longer required or allowed to consolidate Coach's results of operations and financial position (determined in accordance with generally accepted accounting principles consistently applied); PROVIDED, HOWEVER, that the term of this Agreement may be extended by the mutual agreement of the parties in writing for a specified period beyond such date, either in whole or with respect or one or more of the Services. Sara Lee shall provide at least sixty
(60) days prior written notice to Coach before the consummation of any transaction resulting in Sara Lee ceasing to be required or allowed to consolidate Coach's results of operations and financial position.

               (b) Coach may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to Coach hereunder, for any reason or for no reason, at any time upon sixty (60) days prior written notice to Sara Lee; PROVIDED, HOWEVER, that the termination of this Agreement with respect to one or more Services will not diminish or otherwise affect Coach's obligation to pay the Fee except as set forth in
Article III or Section 5.1(d); PROVIDED FURTHER, that Coach does not have the right to unilaterally reinstitute any such Service.

               (c) Either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable

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steps required under the circumstances to cure such breach going forward)
within sixty (60) days after being given notice of the breach; PROVIDED, HOWEVER, that if such breach relates to a good faith dispute by the non-terminating party, the non-terminating party may request that the parties engage in a dispute resolution negotiation as specified in Article XI below prior to termination for breach.

               (d) This Agreement, the Master Separation Agreement and all other Ancillary Agreements may be terminated at any time prior to the IPO Closing Date by and in the sole discretion of Sara Lee without the approval of Coach and, if so terminated, all transactions taken in connection therewith shall be void. This Agreement may be terminated at any time after the IPO Closing Date and before the Distribution Date by mutual consent of Sara Lee and Coach. In the event of termination pursuant to this Section 5.2(d), no party shall have any liability of any kind to the other party.

               Section 5.2 SURVIVAL. Without prejudice to the survival of the Ancillary Agreements, the following obligations shall survive the termination of this Agreement: (a) for the period set forth therein, the obligations of each party under Articles VIII and XII and (b) Sara Lee's right to receive the compensation for the Services provided. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

               Section 5.3 USER IDS; PASSWORDS. The parties shall use good faith efforts at the termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords are canceled.

                                   ARTICLE VI

                        RELATIONSHIP BETWEEN THE PARTIES

               The relationship between the parties established under this Agreement is that of independent contractors and neither party is an employee, agent, partner, or joint venturer of or with the other. Sara Lee will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits with respect to its personnel's performance of Services under this Agreement. Coach agrees to grant Sara Lee personnel access to locations, systems and information (subject to the provisions of confidentiality in Article VIII below) as necessary for Sara Lee to perform its obligations hereunder. Sara Lee personnel agree to obey any and all security regulations and other published policies of Coach.

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                                   ARTICLE VII

                                 SUBCONTRACTORS

               Sara Lee may engage a Subcontractor to perform all or any portion of Sara Lee's duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article VIII regarding confidentiality below, and provided further that Sara Lee remains responsible for the performance of such Subcontractor.

                                  ARTICLE VIII

                                 CONFIDENTIALITY

               Section 4.5 of the Master Separation Agreement between the parties shall apply to any Confidential Information, Confidential Operational Information and Confidential Business Information (as each are defined therein) which are the subject matter of this Agreement.

                                   ARTICLE IX

                      LIMITATION OF LIABILITY AND WARRANTY

               Section 9.1 SARA LEE'S LIABILITY. In the absence of gross negligence or willful misconduct on Sara Lee's part, and whether or not it is negligent, Sara Lee shall not be liable for any claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorneys' fees), fines and penalties, arising out of any actual or alleged injury, loss or damage of any nature in providing or failing to provide the Services to Coach. Sara Lee's liability for damages to Coach for any cause, and regardless of the form of action, whether in contract or in tort, including negligence, but excluding gross negligence or willful misconduct, shall be limited to the payments made under this Agreement for the specified Service that allegedly caused the damage during the period in which the alleged damage was incurred by Coach. In no event shall Sara Lee be liable for any damages caused by Coach's failure to perform Coach's responsibilities under this Agreement. Sara Lee will not be liable to Coach for any act or omission of any other entity (other than due to a default by Sara Lee in any agreement between Sara Lee and such other entity) furnishing any Service.

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               Section 9.2 LIMITATION OF LIABILITY. NOTWITHSTAND ING ANYTHING
TO THE CONTRARY IN THIS AGREEMENT OR AT LAW OR IN EQUITY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, LOSS OF DATA, LOSS OF USE, BUSINESS INTERRUPTION OR ANY OTHER LOSS) HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS AGREEMENT OR REGARDING THE PROVISION OF OR THE FAILURE TO PROVIDE THE SERVICES. THE FOREGOING LIMITATION WILL NOT LIMIT EITHER PARTY'S OBLIGATIONS WITH RESPECT TO PAYMENT OF DAMAGES OF ANY KIND INCLUDED IN AN AWARD OR SETTLEMENT OF A THIRD PARTY CLAIM UNDER ANY INDEMNITY PROVISIONS SPECIFIED HEREIN. SARA LEE SHALL HAVE NO LIABILITY OF
ANY KIND OR NATURE WHATSOEVER FOR SARA LEE'S CEASING TO PROVIDE (OR HAVE A THIRD PARTY PROVIDE) ANY SERVICE UPON THE EXPIRATION DATE OR OTHER
TERMINATION PURSUANT TO THIS AGREEMENT.

               Section 9.3 NO WARRANTY. Coach hereby acknowledges that Sara Lee does not regularly provide to third parties services such as the Services as part of its business and, except as set forth in Section 4.1 hereof, Sara Lee does not otherwise warrant or assume responsibility for its provision of Services. The covenant in Section 4.1 hereof is in lieu of and exclusive of all other representations and warranties of any kind whatsoever. THERE ARE NO WARRANTIES RELATING TO THE SERVICES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                    ARTICLE X

                                  FORCE MAJEURE

               Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Coach to make certain payments to Sara Lee pursuant to Article III hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other

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circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                   ARTICLE XI

                               DISPUTE RESOLUTION

               Section 11.1 DISPUTE RESOLUTION.

                      (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Ancillary Agreements or the breach, termination or validity thereof ("Dispute") which arises between the parties shall first be negotiated between appropriate senior executives of each party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within 10 days of receipt by a party of notice of a dispute, which date of receipt shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the parties. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, then, on the request of any party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association ("AAA"). Both parties will share the administrative costs of the mediation and the mediator's fees and expenses equally, and each party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney's fees, witness fees, and travel expenses. The mediation shall take place in Cook County Illinois or in whatever alternative forum on which the parties may agree.

                      (b) Any Dispute which the parties cannot resolve through mediation within forty-five days of the appointment of the mediator, shall at the request of any party be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the AAA in Cook County, Illinois. There shall be three (3) neutral arbitrators of whom Sara Lee shall appoint one and Coach shall appoint one within 30 days of the receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within 30 days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be

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appointed by the AAA by using a list striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience and an experienced arbitrator. The prevailing party in such arbitration shall be entitled to be awarded its expenses, including its share of administrative and arbitrator fees and expenses and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrators shall be final and binding on the parties and may be enforced in any court of competent jurisdiction.

                      (c) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, to issue an award for temporary or permanent injunctive relief (including specific performance) and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

                      (d) CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing or specifically provided in this Agreement, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article XII with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE XII

                                 INDEMNIFICATION

               Section 12.1 INDEMNIFICATION OF SARA LEE BY COACH. Coach agrees to indemnify and hold harmless Sara Lee and its directors, officer, agents and employees (each, a "Sara Lee Indemnified Person") from and against any damages, and to reimburse each Sara Lee Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation and whether or not any Sara Lee Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with Services rendered or to be rendered by

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any Sara Lee Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Sara Lee Indemnified Person's action or inactions in connection with any such Services or transactions; PROVIDED that Coach will not be responsible for any damages of any Sara Lee Indemnified Person that have resulted from such Sara Lee Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions, or Services referred to above.

               Section 12.2 INDEMNIFICATION OF COACH BY SARA LEE. Sara Lee agrees to indemnify and hold harmless Coach and its directors, officer, agents and employees (each, a "Coach Indemnified Person") from and against any damages, and will reimburse each Coach Indemnified Person for all reasonable expenses as they are incurred in investigating, preparing, pursuing, or defending any Action, arising out of the gross negligence or willful misconduct of any Sara Lee Indemnified Person in connection with the Services rendered or to be rendered pursuant to this Agreement.

               Section 12.3 TERM OF INDEMNITY AND FILING OF ACTIONS. The indemnities contained in this Article XII shall survive for a period of three
(3) years after the termination of this Agreement for any reason, and any claim for indemnity under this Article must be made by written notice to the indemnifying party within one (1) year after the discovery thereof.

                                  ARTICLE XIII

                                  MISCELLANEOUS

               Section 13.1 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

               Section 13.2 GOVERNING LAW AND JURISDICTION. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Illinois, excluding its conflict of law rules. The parties agree that the Circuit Court of Cook County, Illinois and/or the United States District Court for the Northern District of Illinois shall have exclusive jurisdiction over all actions between the parties for preliminary relief in aid of arbitration pursuant to Article XI herein, and non exclusive jurisdiction over any action for enforcement of an arbitral award.

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               Section 13.3 DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

               Section 13.4 NOTICES. Notices, offers, requests or other communica tions required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses or facsimile numbers:

if to Sara Lee:

                      Sara Lee Corporation
                      Three First National Plaza
                      70 West Madison
                      Chicago, Illinois  60602-4260
                      Attention: General Counsel
                      Facsimile No.:  (312) 345-5706

if to Coach:

                      Coach, Inc.
                      516 West 34th Street
                      New York, New York  10001
                      Attention:  General Counsel
                      Facsimile No.:  (212) 629-2398

or to such other address or facsimile number as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by facsimile, confirmed by first class mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or similar electronic transmission method; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.

               Section 13.5 NONASSIGNABILITY. Subject to Article VII, neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

               Section 13.6 SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

               Section 13.7 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

               Section 13.8 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

                                   ARTICLE XIV

                                   DEFINITIONS

               For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

               Section 14.1 ADDITIONAL SERVICES. "Additional Services" shall have the meaning set forth in Section 1.5.

               Section 14.2 ANCILLARY AGREEMENTS. "Ancillary Agreements" shall have the meaning set forth in the Master Separation Agreement.

               Section 14.3 AUDIT. "Audit" shall have the meaning set forth in the Tax Sharing Agreement.

               Section 14.4 COACH BUSINESS. "Coach Business" shall have the meaning set forth in the Master Separation Agreement.

               Section 14.5 DISTRIBUTION DATE. "Distribution Date" shall have the meaning set forth in the Master Separation Agreement.

               Section 14.5A EFFECTIVE DATE. "Effective Date" shall be the date that is two days prior to the date on which the IPO Registration Statement (as defined in the Master Separation Agreement) is declared effective.

               Section 14.6 EXPIRATION DATE. "Expiration Date" shall have the meaning set forth in Article II.

               Section 14.7 IMPRACTICABLE or IMPRACTICABILITY.
"Impracticable" and "Impracticability" shall have the meanings set forth in
Section 1.3.

               Section 14.8 IPO CLOSING DATE. "IPO Closing Date" shall have the meaning set forth in the Master Separation Agreement.

               Section 14.9 MASTER SEPARATION AGREEMENT. "Master Separation Agreement" shall mean that certain Master Separation Agreement between Sara Lee and Coach dated as of the date hereof.

               Section 14.10 PERSON. "Person" means an individual, a partnership, a corporation a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

               Section 14.11 SERVICE(S). "Service(s)" shall have the meaning set forth in Section 1.1.

               Section 14.12 SUBCONTRACTOR. "Subcontractor" means any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

               Section 14.13 SUBSIDIARY. "Subsidiary" of any Person means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; PROVIDED, HOWEVER, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person. For purposes of this Agreement, Coach shall be deemed not to be a subsidiary of Sara Lee.

               Section 14.14 TAX AND TAXES. "Tax" and "Taxes" shall have the meanings set forth in the Tax Sharing Agreement.

               Section 14.15 TAX SHARING AGREEMENT. "Tax Sharing Agreement" means the Tax Sharing Agreement, attached as Exhibit E to the Master Separation Agreement.

               Section 14.16 TAXING AUTHORITY. "Taxing Authority" shall have the meaning set forth in the Tax Sharing Agreement.

               IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                      SARA LEE CORPORATION

                                      By:
                                          --------------------------------
                                          Name:
                                          Title:

                                      COACH, INC.

                                      By:
                                          --------------------------------
                                          Name:
                                          Title:

                          TRANSITION SERVICES SCHEDULE

ACCOUNTING

-    Accounting advice for specific transactions, as determined by Coach
- Administration of Employee Stock Purchase Plan for Sara Lee stock, as needed by Coach
- Review of filings to be made with the Securities and Exchange Commission, as prepared by Coach
- Clearinghouse for all inter-company billings in all areas, as needed by Coach

TREASURY

- Initial cash management, including working capital financing and the use of the note account
-    Assistance with the establishment of Coach bank credit facility
-    Assistance with initial capital raising
-    Assistance with lease analysis
-    Assistance with foreign exchange/commodity hedging, as needed by Coach

INTERNAL AUDIT

-    Coordination and performance of retail and factory store audits

ENVIRONMENTAL

- Right to participate in annual environment update training and periodic environmental council meetings and training programs
-    Access to BNA Environmental, Health and Safety

TAXATION

- Preparation and filing of all Tax Returns (as defined in the Tax Sharing Agreement) described in Section 1.1(b) of the Tax Sharing Agreement, for so long as Sara Lee shall be required to prepare and file such Tax Returns pursuant to the Tax Sharing Agreement; PROVIDED, that if Sara Lee is required, pursuant to the Tax Sharing Agreement, to prepare and file such Tax Returns after the Expiration Date, then Sara Lee and Coach shall be deemed to have extended the term of this Agreement pursuant to Article II with respect to Sara Lee's provision of such services, and Coach shall compensate Sara Lee pursuant to Article III.
- Tax planning to minimize federal, Puerto Rico, foreign and state income taxes

LEGAL

-    Advice and assistance on transactions out of the ordinary course
- Advice and assistance regarding filing requirements, communications limitations and other matters relating to status as a public company
- Advice and assistance relating to the transition of trademark registration and maintenance of database, and maintenance of such database until the transition has been completed
-    Advice and assistance with respect to international legal matters

INSURANCE

-    Perform risk management and risk assessment services
- Pursuant to Indemnification and Insurance Matters Agreement, perform and assist Coach in performing its own risk financing, including a full range of property and liability insurance coverage
-    Claims handling support
-    Property conservation and loss control engineering

INFORMATION SERVICES

Until the Distribution Date, Coach shall continue to be entitled to receive the following benefits with respect to information services pursuant to Sara Lee's agreements with the following information service providers, PROVIDED, HOWEVER, that (i) Sara Lee's agreements with such providers remain in effect and (ii) Coach's receipt of benefits under such agreements do not violate the terms or provisions of such agreements:

Vendor                    Description
------                    -----------
MCI                       Long distance service: Coach shall be entitled to be
                          charged the same rates by the vendor as other
                          comparable Sara Lee Subsidiaries enjoy under the
                          agreement (to the extent practicable)

Bell South                Local Jax and Medley service:  Coach shall be entitled
                          to be charged the same rates by the vendor as other
                          comparable Sara Lee Subsidiaries enjoy under the
                          agreement (to the extent practicable)

Dell Personal computers and supplies: Coach shall be entitled to be charged the same rates by the vendor as other comparable Sara Lee Subsidiaries enjoy under the agreement (to the extent practicable)


QRS Electronic Interchange Network ("EDI") network: Coach shall be entitled to be charged the same rates by the vendor as other comparable Sara Lee Subsidiaries enjoy under the agreement (to the extent practica ble)

GE Information Services   EDI network: Coach shall be entitled to receive its
                          pro rata portion of benefits under this agreement,
                          which is funded by Sara Lee


Sterling Commerce         EDI software (on Sara Lee mainframe): Coach shall be
                          entitled to receive its pro rata portion of benefits
                          under this agreement, which is funded by Sara Lee

Logility Planning software: Coach shall be entitled to receive its pro rata portion of benefits under the agreement

SAP Enterprise Resource Planning system: Coach shall continue to be a licensee of the vendor under the agreement

Coach will also be entitled to use Sara Lee's mainframe under the same method of cost allocation used by Sara Lee with respect to its other consolidated Subsidiaries for mail order, EDI and retail POS.

MISCELLANEOUS SERVICES

- Information technology services, maintenance and support, comparable to services provided to Coach by Sara Lee on the Effective Date
-    Assistance with transitioning to stand-alone computer networking systems
- Right to participate in travel, purchasing, car leasing and relocation services, comparable to such services available to Coach from Sara Lee on the Effective Date
-    Assistance with investor relations services

To the extent that Sara Lee ceases to provide the Miscellaneous Services listed above to its own employees, Sara Lee's obligation to provide such services to Coach under this Agreement shall terminate.

SARA LEE DIRECT CALL CENTER SERVICES

Call center services comparable to the services provided by Sara Lee to Coach as of the Effective Date, including:

- Record product orders and catalog requests for the direct marketing business
-    Provide product care information
-    Respond to questions regarding (magazine) advertised products
-    Respond to questions regarding web site usage
-    Provide store locator service
- Accept overflow calls transferred from Jacksonville, Florida consumer service

The charge for the Sara Lee Direct Call Center Services shall initially be $0.83 per minute for labor and phone usage. Such charges shall be in addition to the Fee as provided in the Agreement. Such charge may be increased from time to time in the sole discretion of Sara Lee, PROVIDED that any such increase in the charge shall be comparable to rate increases or rates charged to other recipients of such Sara Lee services.

The provision of the Sara Lee Direct Call Center Services shall only terminate upon either Coach or Sara Lee providing sixty (60) days prior written notice of termination of such services to the other party.

NIHON SARA LEE KK CORPORATION EMPLOYEES

Nihon Sara Lee KK Corporation shall pay the salaries and expenses of the employees of Coach, as of the date of this Agreement, located in Japan. Sara Lee shall send an invoice to Coach for such salaries and expenses on a monthly basis, and Coach shall pay Sara Lee in the amounts contained in such invoices in accordance with the payment provisions contained in the Agreement. Such charges shall be in addition to the Fee as provided in the Agreement.

SARA LEE OCEAN SERVICES AGREEMENT

Coach to continue to participate in the Sara Lee Puerto Rico Ocean Freight Committee which pools ocean freight volume to obtain better ocean freight rates, including the new rates in effect as of the Effective Date. Coach will receive invoices directly from the carrier, at Sara Lee's rate, for Coach's portion of such ocean freight charges and Coach shall pay such carrier in the amounts contained in such invoices in accordance with the payment provisions contained in the invoice.